Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports First Quarter Fiscal 2008
Net Income Grows 138% on 37% Increase in Sales
•	Gross margin expands to 33.4% and operating margin expands to 19.2%
•	Orders increased 24% from prior year’s first quarter to $24.8 million
•	Record backlog of $59.2 million, up 53% over the prior year
BATAVIA, NY, July 30, 2007 – Graham Corporation (AMEX: GHM) today reported significant growth in earnings for the first quarter of fiscal 2008, which ended June 30, 2007. Net income grew to $2.7 million compared with $1.1 million in the prior year’s first quarter. On a diluted per share basis, first quarter earnings grew 136% to $0.66 compared with $0.28 in last year’s first quarter.
Global expansion has spurred the growth and expansion of oil refineries, petrochemical and chemical processing plants, which in turn is driving demand for surface condensers and vacuum systems. Graham believes that its strong brand, engineering expertise and quality product will enable it to capitalize on these expanding markets. Net sales for the first quarter were $20.0 million, up $5.4 million, or 37%, compared with the first quarter of the prior year. The increase in sales primarily resulted from products shipped to Asia, Canada and South America. Projects in Asia and Canada each contributed 13% to sales, while projects in South America represented 6% of total sales. Domestic projects accounted for 46% of total sales in the first quarter of fiscal 2008 and projects to other countries comprised approximately 22% of sales. Shipments in the first quarter were 48% to the refining industry, 23% to the chemical/petrochemical industry, 4% to the power industry and 25% to other industrial applications.
James R. Lines, Graham’s President and COO, commented, “This was a phenomenal first quarter for us. Our strong results were driven by demand in the oil refinery and petrochemical industries for vacuum systems and condensers that we believe we won as a result of our engineering expertise, customer service and quality products. The quarter’s strength also reflects the quality of the projects that we have in our backlog and the benefit of minimal customer delays or engineering change orders.”
He added, “We continue to see significant demand for our products and anticipate such demand to continue for the next 18 to 24 months. In our opinion, our success results in part from our discipline in selecting high quality opportunities, our focus on continuous improvement in operating efficiencies and our use of outsourced manufacturing in order to capture as much demand as possible.”
Costs and expenses
Gross margin for the first quarter of fiscal 2008 was 33.4%, an increase from 28% during the same period in the prior year. The improvement in gross margin was related to higher volume, the capture of high quality opportunities, material cost and price management, and improving productivity through automation, process and equipment upgrades, and outsourcing.
Selling, general and administrative, or SG&A, expenses for the first quarter of fiscal 2008 were $2.8 million, or 14.2% of sales, compared with $2.3 million, or 15.7% of sales, in the same period in fiscal 2007. SG&A increased $0.5 million to $2.8 million in the fiscal 2008 first quarter when compared with the same period in the prior fiscal year. Graham expects that SG&A in each subsequent quarter this fiscal year will be in the range of $2.8 million to $3.1 million range. Higher costs in the first quarter this year were primarily associated with higher commissions on increased volume and the expansion of Graham operation in China.
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Graham Corporation Reports First Fiscal Quarter 2008 Net Income Grows 138% on 37% Increase in Sales	Page 2
July 30, 2007
Operating margin for the first quarter of fiscal year 2008 expanded on higher sales and was up 670 basis points to 19.2%. First quarter operating margin improved sequentially by 490 basis points from 14.3% in the fourth quarter of fiscal year 2007, ended March 31, 2007.
The effective tax rate for the first quarter of fiscal 2008 was 31%. The effective tax rate in the first quarter reflects a cumulative reduction in deferred tax liabilities resulting from a decrease in Graham’s New York state income tax rate. Graham expects its effective tax rate for the year to be approximately 33%.
Balance Sheet and Cash Management
Cash, cash equivalents and investments at June 30, 2007 were $20.2 million compared with $15.1 million at March 31, 2007. Net cash provided by operating activities was $5.0 million for the fiscal 2008 first quarter compared with $2.4 million of cash used by operating activities the prior year.
Mr. Lines added, “We have achieved our objective to improve cash generation through reduced working capital requirements and the acceleration of payment requirements by customers in order to fund organic growth through operations. Through the acceleration of customer payment requirements, we receive progress payments earlier than has historically been the case. This enables us to buy the needed materials at our estimated cost while avoiding the risk of increased material costs that could negatively impact the cost of goods sold.”
Capital expenditures were $0.2 million during the 2008 first quarter. Capital spending for fiscal 2008 is expected to approximate $1.5 million for the full year. Graham intends to use its capital expenditures primarily for investments in upgrading manufacturing and production equipment to increase throughput and efficiency while reducing required manpower and information technology and software improvements in engineering, marketing and administrative areas.
Outlook
Orders for the first quarter of fiscal year 2008 were $24.8 million, a 24% increase from $20.0 million in the first quarter the prior fiscal year.
At June 30, 2007, backlog reached an all-time high of $59.2 million compared with $38.6 million at June 30, 2006. Backlog at the end of the first fiscal quarter consisted of approximately 51% for refinery projects, 31% for the petrochemical and chemical industry and 18% for other industrial or commercial applications. Revenue is recognized on a percentage of completion basis, and approximately 75% of the orders currently in backlog are expected to contribute to revenue during the current fiscal year.
Mr. Lines concluded, “We expect that we will be in the upper range of our 10 to 15% estimated top line growth for fiscal 2008 with some upside potential barring customer delays and change orders. Our plan includes outsourcing approximately 12% to 14% of our production hours. Most orders for large projects received commencing in the second quarter of fiscal 2008 will be for shipment in our fiscal year ending March 31, 2009. Customers are placing purchase orders earlier in their cycles, and their cycles are lengthening as a result of robust worldwide demand for capital equipment which has stretched the available manufacturing capacity of many capital goods companies. However, because of the discipline we are applying to order selection which is enabling us to attain gross margins exceeding 30%, we expect that our bottom line growth will continue to exceed sales growth for the year.”
Webcast and Conference Call
Graham’s senior management team will host a conference call and live webcast on July 30, 2007 at 11:00 a.m. EST. During the conference call and webcast, James R. Lines, President and COO, and J. Ronald Hansen, Vice President Finance and CFO, will review Graham’s financial and operating results as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call can be accessed as follows:
•	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
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Graham Corporation Reports First Fiscal Quarter 2008 Net Income Grows 138% on 37% Increase in Sales	Page 3
July 30, 2007
▪	The teleconference can be accessed by dialing 1-973-935-2970 approximately 5 — 10 minutes prior to the call. The conference call and webcast will be archived and can be reviewed as follows:

▪	The webcast will be archived at http://www.graham-mfg.com. A transcript will also be posted once available.

▪	A replay can be heard by calling 1-973-341-3080, and entering the replay pin number, 8978005. The telephonic replay will be available through August 6, 2007 at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham Corporation operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports First Fiscal Quarter 2008 Net Income Grows 138% on 37% Increase in Sales	Page 4
July 30, 2007
Graham Corporation First Quarter Fiscal 2008
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)

	Three Months Ended
	June 30,
	Unaudited		$	%
	2007	2006	Change	Change
Net sales	$19,987	$14,608	$5,379	36.8
Cost of products sold	13,308	10,490	2,818	26.9

Gross profit	6,679	4,118	2,561	62.2

Gross profit margin	33.4%	28.2%
Other expenses and income:
Selling, general and administrative	2,848	2,293	555	24.2
Operating income	3,831	1,825	2,006	109.9
Operating margin	19.2%	12.5%
Interest expense	6	4	2	50.0
Total other expenses and income	2,854	2,297	557	24.2

Income before income taxes	3,825	1,821	2,004	110.0
Provision for income taxes	1,167	705	462	65.5

Net income	2,658	1,116	1,542	138.2

Retained earnings at beginning of period	22,675	17,301	5,374	31.1
Dividends	(97)	(96)	(1)	1.0

Retained earnings at end of period	$25,236	$18,321	6,915	37.7

Per share data:
Basic:
Net income	$.68	$.29	0.39	134.5

Diluted:
Net income	$.66	$.28	0.38	135.7

Weighted average common shares outstanding:
Basic	3,924	3,866	58	1.5
Diluted	4,012	3,929	83	2.1

Dividends declared per share	$.025	$.025	$0.00	0.0

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Graham Corporation Reports First Fiscal Quarter 2008 Net Income Grows 138% on 37% Increase in Sales	Page 5
July 30, 2007
Graham Corporation First Quarter Fiscal 2008
Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	June 30,	March 31,
	2007	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$904	$1,375
Investments	19,297	13,676
Trade accounts receivable, net of allowances ($48 at June 30 and March 31, 2007)	10,313	11,859
Unbilled revenue	5,750	4,793
Inventories	3,587	4,682
Prepaid expenses and other current assets	613	354

Total current assets	40,464	36,739
Property, plant and equipment, net	8,730	8,780
Deferred income tax asset	1,730	2,901
Prepaid pension asset	454	445
Other assets	18	13

Total assets	$51,396	$48,878

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$33	$37
Accounts payable	4,455	5,143
Accrued compensation	2,593	3,205
Accrued expenses and other liabilities	1,670	2,048
Customer deposits	7,469	6,100
Deferred income tax liability	90	87

Total current liabilities	16,310	16,620

Long-term debt	50	56
Accrued compensation	278	263
Other long-term liabilities	34	58
Accrued pension liability	256	251
Accrued postretirement benefits	980	976

Total liabilities	17,908	18,224

Stockholders’ equity:
Preferred stock, $1 par value — Authorized, 500 shares	—	—
Common stock, $.10 par value — Authorized, 6,000 shares Issued and outstanding, 3,910 and 3,887 shares at June 30 and March 31, 2007, respectively	391	389
Capital in excess of par value	10,277	10,008
Retained earnings	25,236	22,675
Unearned compensation	(35)	—
Accumulated other comprehensive loss	(2,345)	(2,367)
Notes receivable from officers and directors	(36)	(51)

Total stockholders’ equity	33,488	30,654

Total liabilities and stockholders’ equity	$51,396	$48,878

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Graham Corporation Reports First Fiscal Quarter 2008 Net Income Grows 138% on 37% Increase in Sales	Page 6
July 30, 2007
Graham Corporation First Quarter Fiscal 2008
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	Three Months Ended
	June 30,
(Unaudited)	2007	2006
Operating activities:
Net income	$2,658	$1,116

Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	231	221
Discount accretion on investments	(191)	(109)
Non-cash stock-based compensation expense	32	8
Deferred income taxes	1,174	703
(Increase) decrease in operating assets:
Accounts receivable	1,547	(3,654)
Unbilled revenue	(956)	(1,793)
Inventories	1,095	1,896
Domestic and foreign income taxes receivable/payable	7	(11)
Prepaid expenses and other current and non-current assets	(273)	(203)
Prepaid pension asset	(10)	135
Increase (decrease) in operating liabilities:
Accounts payable	(688)	(639)
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,017)	(1,243)
Customer deposits	1,370	1,117
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	24	(10)

Total adjustments	2,345	(3,582)

Net cash provided (used) by operating activities	5,003	(2,466)

Investing activities:
Purchase of property, plant and equipment	(163)	(204)
Purchase of investments	(16,680)	(5,425)
Redemption of investments at maturity	11,250	8,000

Net cash (used) provided by investing activities	(5,593)	2,371

Financing activities:
Principal repayments on long-term debt	(11)	(13)
Issuance of common stock	204	225
Collection of notes receivable from officers and directors	16	8
Dividends paid	(97)	(96)

Net cash provided by financing activities	112	124

Effect of exchange rates on cash	7	1

Net (decrease) increase in cash and equivalents	(471)	30
Cash and cash equivalents at beginning of period	1,375	570

Cash and cash equivalents at end of period	$904	$600

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Graham Corporation Reports First Fiscal Quarter 2008 Net Income Grows 138% on 37% Increase in Sales	Page 7
July 30, 2007
Graham Corporation Fourth Quarter and Fiscal Year-End 2007
Additional Information
ORDER AND BACKLOG TREND
($, in thousands)

	Q206	Q306	Q406	FY 2006	Q107	Q207	Q307	Q407	FY 2007	Q108
	9/30/2005	12/31/2005	3/31/2006	3/31/2006	6/30/2006	9/30/2006	12/31/2006	3/31/2007	3/31/2007	6/30/2006

Orders	$12,833	$14,337	$18,630	$66,225	$20,032	$22,125	$17,127	$27,256	$86,540	$24,843

Backlog	$30,002	$30,278	$33,083	$33,083	$38,642	$45,000	$47,597	$54,184	$54,184	$59,221

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